SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934

Filed by the Registrant  [  ]
Filed by a Party other than the Registrant  [x]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[x]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           ARV Assisted Living, Inc.

               (Name of Registrant as Specified in Its Charter)

                             Emeritus Corporation

   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2)         Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4)         Proposed maximum aggregate value of transaction:

     (5)         Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)         Amount Previously Paid:

     (2)         Form, Schedule or Registration Statement No.:

     (3)         Filing Party:

     (4)         Date Filed:

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                                                   Contacts: Kelly J. Price
                                                    Chief Financial Officer
                                                             (206) 298-2909
                                                                         or
                                                  Roy Winnick or Mark Semer
                                                          Kekst and Company
                                                     (212) 521-4842 or 4802

               EMERITUS CORPORATION OBTAINS STAY OF ARV FEDERAL
              COURT ACTION SEEKING TO BLOCK EMERITUS TENDER OFFER

SEATTLE, January 14, 1998 -- Emeritus Corporation (Amex: ESC) today reported that on January 12, 1998 a U.S. District Court Judge in the Central District of California issued a stay of the action brought by ARV Assisted Living, Inc. seeking to prevent Emeritus from proceeding with its $17.50 per share cash tender offer for all shares of ARV, and from soliciting proxies from ARV shareholders to replace ARV's current board of directors. The Court ordered that the stay will remain in effect pending final resolution of the state court action brought by Emeritus against ARV and may only be lifted on certain conditions. In the state court action, Emeritus has filed a motion for preliminary injunction seeking, among other things, the rescission of the recent redemption by ARV of its 6 3/4% Convertible Notes due 2007, and to
prevent the operation of the ARV poison pill.   As previously reported, that
motion is scheduled to be heard on January 23, 1998, prior to the January 28 ARV Annual Meeting.

Emeritus stated: "We are pleased that ARV was not successful in its most recent attempt to prevent us from presenting our $17.50 per share cash offer to ARV shareholders. In light of the Court's order, we urge ARV to sit down and negotiate with us. In addition, we urge ARV shareholders to sign, date and mail the blue Emeritus proxy cards to us in advance of the January 28 ARV Annual Meeting."

As previously announced, Emeritus and EMAC Corp., its wholly-owned subsidiary, on December 19, 1997 commenced a cash tender offer of $17.50 per share for all outstanding shares of ARV. The tender offer and withdrawal rights expire at 5:00 p.m., New York City time, on January 30, 1998 unless the offer is extended or withdrawn. On December 22, 1997, Emeritus released its proxy materials to ARV shareholders.

Emeritus is a senior housing services company focused on operating residential-style assisted-living communities. These communities provide a residential housing alternative for senior citizens who need help with the activities of daily living. Emeritus currently holds interests in 117 communities representing capacity for more than11,000 residents in
25 states and Canada (including a minority interest in Alert Care Corp.). Emeritus' common stock is traded on the American Stock Exchange under the symbol "ESC."
                                    # # #
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                       [EMERITUS CORPORATION LETTERHEAD]

                        THE ARV BOARD HAS SOLD YOU OUT

                                                     January 14, 1998

Dear Fellow ARV Shareholder:

               Emeritus Corporation has offered to buy all ARV shares for $17.50 per share in cash. By now you should have received our offering materials which set forth the terms of our offer and the procedures for tendering your shares. However, you will never even have the chance to consider our $17.50 cash offer unless the ARV board is replaced at the January 28 Annual Meeting. If you believe selling your shares for $17.50 in cash is in your best interests, you should vote to replace the current ARV directors by signing, dating and mailing the enclosed BLUE Emeritus proxy card today.

                            YOUR CHOICE IS CLEAR:
             SEIZE THE OPPORTUNITY TO RECEIVE $17.50 IN CASH NOW,
                                  -- OR --
           WAIT AN INDEFINITE PERIOD WHILE THE ARV BOARD ATTEMPTS TO
                        ADD VALUE TO ARV'S STOCK PRICE

               ARV is trying to hide the real issue from you, which is price, by raising concerns about the conditions contained in our offer. We believe, and we have told ARV, that we can resolve any concerns they might have about the conditions to our offer. However, ARV has not been willing to work with us to resolve and eliminate those conditions. They won't even talk to us!

                    MEANWHILE, THE ARV BOARD IS DEFENDING
          ITS COZY $14.00 DEAL WITH PROMETHEUS ASSISTED LIVING, LLC.

               Recently, the ARV Board told you that our $17.50 per share offer was, in their opinion, "inadequate"--although they were willing to sell 39% of the company to another party for $14.00 per share--and claimed that your interests would be better served by ARV remaining an "independent company" and by pursuing the Board's "strategic plan." Don't be misled by the ARV Board's rhetoric. Please review the facts about Emeritus' interest in acquiring ARV and the ARV Board's "stonewalling" response. Then decide for yourself if the ARV Board's plan is in your best interests.

FACT: On July 10, 1997, Emeritus made its first proposal to the ARV Board to acquire ARV's outstanding shares at a premium to the then market price of the stock. Only four days later, the ARV Board announced an ill-conceived deal with Prometheus Assisted Living, LLC, whereby Prometheus would acquire about half of ARV's outstanding shares (and effective control of the company) directly from ARV at $14 per share. ARV's directors and senior officers also committed to vote their own ARV shares in support of Prometheus' nominees to ARV's Board, and in return, Prometheus committed to vote its shares in favor of keeping ARV's existing Board in office for at least another three years. ARV initially sold to Prometheus newly issued shares representing approximately 16% of ARV, with the rest of the Prometheus transaction subject to shareholder approval.

FACT: On the same day, the ARV Board implemented a "poison pill" rights plan, which effectively prevents Emeritus or any party other than Prometheus from completing a public tender offer for ARV shares unless approved by the ARV Board.

FACT: On October 12, 1997, Emeritus made a second proposal to the ARV Board to purchase all of the shares of ARV for $16.50 in cash--18% higher than the price at which Prometheus had purchased its ARV stock. Despite this significant premium, the ARV Board rejected Emeritus' proposal without any serious consideration and without any discussion with Emeritus.

FACT: A short time later, on October 29, 1997, ARV announced that it had replaced the original Prometheus transaction with a new transaction. This time, Prometheus would keep the approximately 1.9 million shares it had already purchased at $14 per share and purchase $60 million of notes convertible into additional new ARV shares, while remaining free to acquire up to 49.9% of all outstanding shares without being subject to ARV's poison pill. ARV could redeem the convertible notes for common stock at a premium of more than 23%, which would give Prometheus approximately 4.3 million new ARV shares at a cost of about $14 per share. Like the first Prometheus transaction, this transaction contained voting arrangements under which Prometheus and ARV senior officers and directors were required to vote for the current ARV Board.

FACT: On November 24, 1997, Emeritus disclosed its intention to solicit proxies in favor of its own slate of director candidates to the ARV Board. Just two weeks later, ARV announced that the Board had redeemed the convertible notes by issuing 4.3 million new shares to Prometheus and rescheduled the Annual Meeting (a third time) to January 28, 1998, thereby allowing Prometheus to vote its new shares and assuring the reelection of the incumbent ARV directors.

FACT: Under this new transaction, ARV no longer sought shareholder approval for the Prometheus transactions. In short, the ARV Board agreed to a transaction which could give sole control of ARV to Prometheus, thus effectively eliminating your voting franchise and significantly diluting the interests of all shareholders (other than Prometheus), with no payment of any kind to you, with approximately 48% of the stock committed to voting for the current ARV Board and without even giving you the opportunity to vote on the transaction.

               The ARV Board cannot dispute these facts, and so instead they are attempting to divert your attention from their own conduct by launching unwarranted and misleading attacks against our $17.50 cash offer. For example:

o The ARV Board tells you $17.50 per share is an "inadequate" price for your shares. How can the ARV Board tell you $17.50 is inadequate, when they just sold 39% of the company to Prometheus for $14 per share, allowing Prometheus to take effective control without paying a control premium? Furthermore, if our offer is so inadequate, why did Gary Davidson, the former Chairman and Chief Executive Officer of ARV, publicly state: "I think $17.50 is a fair price and I would sell my stock for $17.50 today."

o The ARV Board tells you it is "concerned by the numerous conditions" to our offer. What the ARV Board doesn't tell you is that many of these conditions, including those pertaining to the poison pill and the Prometheus transaction, are the result of the directors' own actions to entrench themselves and their utter refusal to cooperate with us to eliminate the conditions.

o The ARV Board claims that your interests would be served by ARV remaining an "independent" company. Ask yourself how a company can be independent when a single shareholder holds 39% of the outstanding stock and has entered into voting agreements with management shareholders requiring a total of 48% of the outstanding shares to vote for the incumbent directors, leaving its public shareholders with virtually no voice in its affairs or its direction?

o The ARV Board tells you that its alliance with Prometheus will provide value to shareholders. If the Prometheus transaction is such a good deal for you, then why did the ARV Board suddenly take away your right to vote on it?

o Finally, the ARV Board attempts to alarm you by suggesting that Emeritus will "squeeze out" shareholders by giving them some unknown consideration for their shares. Our offer is $17.50 per share in cash, and we are committed to providing all ARV shareholders with cash.

                    THE ANNUAL MEETING IS YOUR LAST CHANCE

               On January 28, ARV shareholders will elect a full Board of Directors for the last time. At future annual meetings, ARV will have a staggered Board of Directors, and only one-third of the Board will be up for election in any given year (as if the ARV Board needed yet another entrenchment device). It also means that if the ARV incumbents are reelected, you will likely never have another opportunity to consider an offer at a premium price for your shares.

               Consider the facts, review your options, and do what is best for you. On December 19, 1997, we commenced our tender offer of $17.50 per share for all of the outstanding shares of ARV. The offer and withdrawal rights expire at 5:00 p.m., New York City time, on January 30, 1998, unless the offer is extended or withdrawn. On December 22, 1997, we released our proxy materials to ARV shareholders. We encourage you to review our materials and consult your broker or financial advisor for assistance. Ask someone with expertise in tender offers and corporate governance if the ARV Board has been acting to advance your best interests.



                             YOUR CHOICE IS CLEAR

               In our opinion, your choice in this proxy contest is as clear as the difference between night and day:

-- The ARV incumbents, who have refused even to attempt negotiations on your behalf, but instead have diluted your interests in ARV by selling millions of discounted shares to a hand-picked investor who is contractually obligated to vote for the ARV Board,

                                      or

-- The Emeritus nominees, who are committed, subject to their fiduciary duty to you, to get you $17.50 in cash for each of your ARV shares.

                Vote to maximize the value of your ARV shares.

            Vote for directors who will act in your best interests.

                        Vote for the Emeritus nominees.

                        Vote only the BLUE proxy today.

                   DO NOT vote any WHITE proxy sent by ARV.

      Thank you for your interest and support.

                                                Sincerely,


                                                EMERITUS CORPORATION



                             D.F. KING & CO., INC.
                                77 Water Street
                           New York, New York 10005
                      Tel: (212) 269-5550 (call collect)
                                      or
                         Call Toll-Free (800) 431-9646




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